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                  May 17, 2022

       Yftah Ben Yaackov
       Chief Executive Officer
       BYND Cannasoft Enterprises Inc.
       7000 Akko Road
       Kiryat Motzkin
       Israel

                                                        Re: BYND Cannasoft
Enterprises Inc.
                                                            Registration
Statement on Form 20-F
                                                            Filed May 2, 2022
                                                            File No. 000-56431

       Dear Mr. Ben Yaackov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Technology
       cc:                                              Louis A. Brilleman,
Esq.